Exhibit 5.1

Rio de Janeiro, September 15, 2010

Ladies and Gentlemen:

I have acted as Brazilian counsel to Vale S.A. (“Vale”), a corporation organized and existing under the laws of Brazil, and to Vale Overseas Limited (“Vale Overseas”), a company organized and existing under the laws of the Cayman Islands, in connection with Vale Overseas’s offering pursuant to a registration statement on Form F-3 (Nos. 333-162822 and 333-162822-01) (the “Registration Statement”) of (i) US$750,000,000 aggregate principal amount of 6.875% Guaranteed Notes due 2039 (the “2039 Notes”), representing a reopening of the Company’s US$1,000,000,000 6.875% Guaranteed Notes due 2039 issued on November 10, 2009, together with a guarantee of Vale relating to the 2039 Notes (the “2039 Guarantee”), to be issued under the Amended and Restated Indenture dated as of November 21, 2006 (the “Base Indenture”), as supplemented by the Tenth Supplemental Indenture dated as of November 10, 2009 and amended as of September 15, 2010 (together with the Base Indenture, the “2039 Indenture”) among Vale Overseas, Vale and the Bank of New York Mellon, as trustee (the “Trustee”), and (ii) US$1,000,000,000 aggregate principal amount of 4.625% Guaranteed Notes due 2020 (the “2020 Notes” and, together with the 2039 Notes, the “Notes”), together with a guarantee of Vale relating to the 2020 Notes (the “2020 Guarantee” and, together with the 2039 Guarantee, the “Guarantees”), to be issued under the Base Indenture, as supplemented by the Eleventh Supplemental Indenture dated as of September 15, 2010 (together with the Base Indenture, the “2020 Indenture”, and the 2020 Indenture and the 2039 Indenture together are referred to as the “Indentures”), among Vale Overseas, Vale and the Trustee. The Notes and the Guarantees are referred to collectively herein as the “Securities”. All capitalized terms used but not defined herein have the meanings assigned to such terms in the Registration Statement.

1. In rendering the opinions set forth below, I have examined copies of the documents listed below:

(i) the Registration Statement and the documents incorporated by reference therein;

(ii) the consolidated bylaws of Vale as approved by the Extraordinary General Shareholders’ Meeting of Vale held on August 30, 2007, amended at the Extraordinary General Shareholders’ Meeting of Vale held on May 22, 2009 and restated at the Extraordinary General Shareholders’ Meeting of Vale held on May 19, 2010;

(iii) the minutes of the (a) Ordinary General Shareholders’ Meeting of Vale dated April 16, 2010 and (b) Extraordinary General Shareholders’ Meetings of Vale held on January 22, 2010 and June 22, 2010, each of which, among other matters, recorded the shareholders’ approval of the election of the current members of Vale’s Board of Directors;

(iv) the minutes of the meetings of the Board of Directors of Vale, dated as of August 26, 2010, at which the current officers of Vale were appointed;

(v) the minutes of the Extraordinary Meeting of the Executive Officers of Vale, dated as of September 9, 2010, at which the issuance of the Securities was approved; and

(vi) the Base Indenture and the Tenth Supplemental Indenture and the Eleventh Supplemental Indenture.

2. I have also examined the records, agreements, instruments and documents and made such investigations of law as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. I have also assumed that:

(i) no provision of the Indentures or of the Securities conflicts with the laws of any jurisdiction (other than Brazil); and

(ii) at the time of the execution and delivery of the Indentures and of the Securities they will have been duly authorized pursuant to applicable law (other than Brazilian law).

3. I have also assumed, without any independent investigation or verification of any kind, the validity, legality, binding effect and enforceability of the Indentures and of the Securities under the laws of the state of New York and the Cayman Islands, as the case may be.

4. Furthermore, I have assumed (i) the due organization and valid existence of all parties (other than Vale) to the Indentures under the laws of the countries of their respective incorporation; (ii) that the Indentures and the Securities will have been duly authorized and validly executed and delivered by the parties thereto (other than Vale); and (iii) that the performance thereof is within the capacity and powers of the parties thereto (other than Vale).

5. Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that (i) the Indentures and the Guarantees have been duly authorized by Vale (ii) when the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with their respective provisions and, in the case of the Guarantees, with the provisions of the Indentures, and in accordance with the applicable definitive underwriting agreement, upon payment of the consideration therefor provided for therein, the Indentures and the Guarantees will be duly authorized, executed and delivered and will be a valid and binding obligation of Vale.

6. The foregoing opinions are subject to the following qualifications:

(i) To ensure the enforceability or the admissibility in evidence of the Indentures and any other document required by any Brazilian court to be furnished: (a) the signatures of the parties thereto signing outside Brazil must be notarized; (b) the signature of the notary must be certified by a consular official of Brazil having jurisdiction to provide for such action; (c) the Indentures and any other documents or instruments prepared in a language other than Portuguese (whether signed abroad or not) must be translated into Portuguese by a sworn translator and registered with the appropriate Registry of Deeds and Documents (for which translation and registration certain fees would apply), which may be done immediately prior to any such enforcement or presentation;

(ii) A final conclusive judicial decision for the payment of money rendered by any Federal or State Court in the city, county and state of New York in respect of the Indentures or of the Securities should be recognized in the courts of Brazil, and such courts would enforce such judicial decision without retrial or re-examination of the merits of the original decision only if such judicial decision has been previously ratified by the Superior Court of Justice (Superior Tribunal de Justiça); which ratification is available only if: (a) the judicial decision fulfills all formalities required for its enforceability under the laws of the state of New York, (b) the judicial decision was issued by a competent court after proper service of process on the parties, which service of process must comply with Brazilian law or, after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (c) the judicial decision is not subject to appeal, (d) the judicial decision was authenticated by a Brazilian consulate in the state of New York, (e) the judicial decision was translated by a sworn translator registered in Brazil, and (f) the judicial decision is not contrary to Brazilian national sovereignty, public policy or good morals;

(iii) Pursuant to the regulations of the Brazilian Central Bank relating to foreign exchange and capital, individuals and legal entities may enter into transactions for the purchase and sale of foreign currency, without limitation on amount, with due regard for the terms and conditions of the regulation and the validity of the specific transaction, based on the economic grounds and liabilities defined in the respective document. In accordance therewith, Vale may remit funds in foreign currency to cover financial obligations assumed by offshore subsidiaries. Furthermore, pursuant to regulations of the Brazilian Central Bank, it is possible for the Brazilian guarantor to deposit the corresponding amount in Brazilian currency at a non-resident account held in Brazil by the foreign creditor, which would then be able to freely convert such funds into foreign currency for remittance abroad;

(iv) Any amounts to be paid under the Guarantees in excess of the amounts provided for in such Guarantees or the Indentures, if any, will depend on the analysis of the legality and economic grounds by the Brazilian commercial bank chosen to implement the relevant foreign exchange control transactions or, as the case may be, pursuant to a special authorization to be obtained from the Central Bank of Brazil, which authorization will be granted at the Central Bank’s sole discretion;

(v) Certain payments in U.S. Dollars by Vale in connection with the Indentures or the Securities may be subject to Vale obtaining the applicable authorization of the Central Bank of Brazil for remittance thereof;

(vi) The enforceability of the Indentures and of the Securities is limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles; and

(vii) In case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing on the date of the issuance of the decision declaring the bankruptcy, and the amount so determined shall be the amount so considered for any payments to creditors in the bankruptcy.

7. I express no opinion as to any agreement, instrument or other document other than as specified in this letter.

8. I hereby consent to the filing of this opinion on Form 6-K and to its incorporation by reference in the Registration Statement.

9. I am qualified to practice law in Brazil only, and I do not express any opinion in respect of any laws of any other jurisdiction. This opinion is based upon and limited in all respects to the law applicable in Brazil as presently published, existing and in force.

10. I expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time. This opinion may be relied upon, as of the date rendered, only by you, and no other person may rely upon this opinion without my prior written consent.

Very truly yours,

/s/ Fábio Eduardo de Pieri Spina
Fábio Eduardo de Pieri Spina
General Counsel of Vale

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